Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements of HeartWare International, Inc. on Forms S-8 (File Nos. 333-155359, 333-172424, and 333-184358), Forms S-3 (File Nos. 333-161417, 333-164004 and 333-171054) and Form S-4 (File No. 333-180988) of our report dated May 1, 2013 relating to our audits of the consolidated financial statements of CircuLite, Inc. and Subsidiary as of December 31, 2012 and 2011 and for the years then ended, which report is included in this Form 8-K/A of HeartWare International, Inc.

/s/ CohnReznick LLP

Roseland, New Jersey

January 28, 2014